UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2018

SINO AGRO FOOD, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54191	33-1219070
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 3801, Block A, China Shine Plaza No. 9 Lin He Xi Road Tianhe District Guangzhou City, P.R.C.	510610
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 20 22057860

Copies to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Attn. Marc J. Ross, Esq.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On October 12, 2018, at the Annual Meeting of Shareholders of Sino Agro Food, Inc. (the “Company”), the Company’s shareholders approved (i) electing six directors named by the Company (Lee Yip Kun, Daniel Ritchey, Tan Poay Teik, Chen Bor Hann, Nils-Erik Sandberg and Soh Lim Chang) and (ii) ratification of ZHEN HUI CPA as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (“Auditor Ratification”).

As of August 22, 2018, the record date for the meeting, the Company had outstanding and entitled to vote 43,579,941shares of common stock and 100 shares of its outstanding Series A Preferred Stock. The 100 shares of Series A Preferred Stock carry the voting power of eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Company or action by written consent of our shareholders. Each outstanding share of the Series A Preferred Stock shall represent its proportionate share of the 80%, which is allocated to the outstanding shares of Series A Preferred Stock. Accordingly, the 100 shares of Series A Preferred Stock carry the voting power of 174,319,764 shares of Common Stock for an aggregate of 217,899,705 shares of capital stock voting as a single class eligible to be cast on any matter paced before the shareholders. The vote for each proposal was as follows:

Proposal	For	Against	Withheld	Abstain	Broker Non-Votes
1. Election of Six Directors
Lee Yip Kun (Solomon)	175,896,648		1,454,026		177,350,674* 15,474,826**
Daniel Ritchey	176,030,496		1,320,178		177,350,674* 15,474,826**
Tan Poay Teik (Peter)	176,035,248		1,315,426		177,350,674* 15,474,826**
Chen Bor Hann (Michael)	176,035,248		1,315,426		177,350,674* 15,474,826**
Nils-Erik Sandberg	176,053,831		1,296,843		177,350,674* 15,474,826**
Soh Lim Chang (Anthony)	176,042,983		1,307,691		177,350,674* 15,474,826**
2. Auditor Ratification	189,540,946	2,923,429		361,125	192,825,500*

*Total **Broker Non-Vote

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO AGRO FOOD, INC.

Date: October 15, 2018	By:	/s/ Daniel Ritchey
Daniel Ritchey
Chief Financial Officer